Exhibit 10.14

ADDENDUM TO STANDARD OFFER, AGREEMENT AND ESCROW  INSTRUCTIONS

FOR PURCHASE OF REAL ESTATE

This ADDENDUM TO STANDARD OFFER, AGREEMENT AND ESCROW INSTRUCTIONS FOR PURCHASE OF REAL ESTATE (“Addendum”) is entered into as of March 24, 2003 between SCP Park Meadows, LLC, an Indiana limited liability company (“Buyer”), and Medical Control Services, Inc., a California corporation (“Seller”).

A.                                   Buyer and Seller have entered into that certain Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate Purchase of even date herewith (the “Purchase Contract”), with respect to certain real property more particularly described therein (the “Property”).  The Purchase Agreement and this Addendum shall collectively be referred to herein as the “Agreement.”

B.                                     Buyer and Seller desire to clarify and more particularly describe their respective rights and obligations under the Agreement.  This Addendum shall supercede and control over any conflicting provision in the Purchase Contract.  Other than as clarified and more particularly described in this Addendum, the terms of the Purchase Agreement shall remain in full force and effect.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.                                       Addendum to Paragraph 4.1.  Seller shall have the right to terminate the Agreement should Buyer fail to timely make the Deposit.  Upon such date as Buyer has approved the form of Lease (as defined below) in Buyer’s sole discretion, the Deposit shall be immediately released to Seller by Escrow Holder without the requirement of further instruction and the Deposit shall become non-refundable.  The Deposit shall be applied to the Purchase Price if Escrow closes pursuant to the terms of this Agreement.  If the Escrow fails to close under this Agreement as a result of Buyer’s default after approval of the form of Lease, then the Deposit shall be retained by Seller as provided under paragraph 21 of the Purchase Contract.  The Deposit shall be refundable to Buyer in the event Buyer fails to approve the form of Lease, or if the escrow fails to close under the Agreement as a result of Seller’s default under the Agreement.

2.                                       Addendum to Paragraph 8.5.  Buyer will pay for all other closing and assumption costs, including any special title endorsements.  Buyer and Seller shall each pay the costs of their respective legal counsel.

3.                                       Addendum to Paragraph 9.1(a) through (b).  Buyer has satisfied itself with respect to the matters described in paragraphs 9.1(a) through 9.1(b), inclusive, and the Buyer Contingencies stated therein are deemed satisfied.

4.                                       Addendum to Paragraph 9.1(c).  Buyer has obtained a Phase I Environmental Assessment with respect to the Property in accordance with ASTM Standard E 1257-94 (“Phase I”) at Buyer’s sole cost.  A “Hazardous Substance” for purposes of the Agreement is defined as any substance whose nature and/or quantity of existence, use, manufacture, disposal or effect, render it subject to Federal, state or local regulation, investigation, remediation or removal as potentially injurious to public health or welfare.  A “Hazardous Substance Condition” for purposes of this Agreement is defined as the existence on, under or relevantly adjacent to the Property of a Hazardous Substance that would require remediation and/or removal under applicable Federal, state or local law.  Buyer has satisfied itself with respect to the environmental aspects of the Property and the Buyer Contingency stated in paragraph 9.1(c) is deemed satisfied.

5.                                       Addendum to Paragraph 9.1(e) through (g).  Buyer has satisfied itself with respect to the matters described in paragraphs 9.1(e) through 9.1(g), inclusive, and the Buyer Contingencies stated therein are deemed satisfied.

6.                                       Addendum to Paragraph 12.1.  Seller hereby represents and warrants that: (i) Seller is the owner of the Property and/or has the full right, power and authority to sell, convey and transfer the Property to Buyer as provided herein, and to perform Seller’s obligations hereunder, (ii) Seller has no knowledge of any actions, suits or proceedings  pending or threatened before any commission, board, bureau, agency, arbitrator, court or tribunal that would affect the Property or the right to occupy or utilize the same, (iii) Seller will promptly notify Buyer and Brokers in writing of any Material Change affecting the Property that becomes known to Seller prior to the Closing and (iv) Seller is not the subject of a bankruptcy, insolvency or probate proceeding.

7.                                       Addendum to Paragraph 12.2.  BUYER ACKNOWLEDGES AND AGREES THAT, OTHER THAN THE LIMITED REPRESENTATIONS SET FORTH IN SECTION 12.1 OF THIS ADDENDUM, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE PROPERTY.  DURING THE CONTINGENCY PERIODS DESCRIBED IN SECTION 9.1 OF THE PURCHASE CONTRACT, BUYER WILL CONDUCT ANY AND ALL INSPECTIONS OF THE PROPERTY TO ITS FULL AND COMPLETE SATISFACTION, AND IT BUYER ACQUIRES THE PROPERTY FROM SELLER, BUYER ACKNOWLEDGES THAT IT WILL BE PURCHASING THE PROPERTY WITH FULL KNOWLEDGE OF ALL DEFECTS.  SELLER ACKNOWLEDGES THAT IT IS FULLY CAPABLE OF EVALUATING THE PROPERTY’S SUITABILITY FOR BUYER’S INTENDED USE.  THE PURCHASE PRICE IS A PURCHASE PRICE REPRESENTING THE FACT THAT THE PROPERTY IS BEING PURCHASED BUY BUYER ON AN “AS-IS,” “WHERE-IS” AND “WITH ALL FAULTS” BASIS.  BUYER HEREBY WAIVES ALL RIGHTS AND PRIVILEGES ARISING OUT OF, OR WITH RESPECT OR IN RELATION TO, ANY REPRESENTATIONS (OTHER THAN THE LIMITED REPRESENTATIONS SET FORTH IN SECTION 12.1), WARRANTIES OR COVENANTS (OTHER THAN THE EXPRESS COVENANTS OF SELLER SET FORTH IN THE AGREEMENT TO EFFECT THE TRANSFER OF THE PROPERTY TO BUYER), WHETHER EXPRESS OR IMPLIED, WHICH MAY HAVE BEEN MADE OR GIVEN, OR WHICH MAY BE DEEMED TO HAVE BEEN MADE OR GIVEN, BY SELLER.

8.                                       Addendum to Paragraph 13.  As of the date hereof, portions of the Property are subject to certain leases (the “Existing Leases”) described in Exhibit A attached hereto.  Seller hereby represents and warrants that it has provided to Buyer true and correct copies of the Exiting Leases and agrees that it shall not modify or extend such Existing Leases prior to the Closing without the prior consent of Buyer.  Seller shall transfer and assign its rights as landlord under the Existing Leases to Buyer at the Closing and Buyer shall immediately thereafter transfer and assign its rights in the Existing Leases to RevCare, as tenant under the Lease (“Tenant”); provided, however, that Buyer shall honor and perform and shall not revoke the Existing Leases in the event that Tenant fails to perform under the Lease.

9.                                       Addendum to Paragraph 22.  Except for the need for any party to seek a provisional remedy in a court of law to secure or preserve the rights and benefits conferred in the Agreement, including injunctive relief, any controversy or dispute arising out of the Agreement shall be determined by binding mediation.  Mediation hearings shall be held in Orange County, California.  Any such controversy shall be mediated by a single mediator who shall be a neutral and impartial lawyer with excellent academic and professional credentials specializing in general commercial matters, with experience in the field of contract law and real estate acquisitions.  If the parties cannot agree on the selection of the mediator within ten (10) calendar days, the mediator shall be selected in accordance with the Commercial Mediation Rules of the American Arbitration Association.  The mediator shall hear and determine said controversy in accordance with applicable law, the intention of the parties as expressed in the Agreement and any amendments thereto, and upon the evidence produced at any mediation hearing, all based upon such procedures and rules of limited and expedited discovery as are established by the mediator.  The award shall be rendered within twenty (20) days after the conclusion of the final hearing, and may include attorneys’ fees and costs to the prevailing party pursuant to Paragraph 16 of the Purchase Contract.  Judgment may be entered on the award in any court of competent jurisdiction.

10.                                 Addendum to Paragraph 24.3.  Buyer will keep confidential any information or data received or delivered in its review and inspections of the Property, Seller and Tenant.  If requested by Seller, Buyer will promptly provide Seller with a copy of any written report relating to the Property prepared for Buyer by any third party. If a sale is not consummated, all books and records provided by or through the Seller will be promptly returned to Seller, and any third party reports will become the property of Seller upon reimbursement to Buyer of the costs of such reports.

11.                                 Additional Modifications to Purchase Contract.  The Closing of the transaction contemplated by the Agreement is contingent upon the execution of a master lease of the entire Property by Tenant, and Buyer, as landlord (the “Lease”), and delivery to Buyer, as landlord, of two (2) unconditional, irrevocable letters of credit (the “Letters of Credit”), each issued by a bank approved by Buyer in its reasonable discretion.  Buyer acknowledges that Seller shall be using proceeds from the sale of the Property to obtain the Letters of Credit.  The  first Letter of Credit (the “First LC”) shall be in an amount, at all times, equal to Six Hundred Fifty Thousand Dollars ($650,000), and shall be self-renewing throughout the initial Lease term.  The second Letter of Credit (the “Second LC”) shall be in an amount, at all times, equal to Four Hundred Thousand Dollars ($400,000).  The Second LC shall be self-renewing throughout the initial Lease term, but shall be subject to release commencing twelve (12) months following the Closing, subject to Buyer’s receipt of a written request therefor from Tenant (“Notice”), and provided all of the following conditions are satisfied:

(a)                                  Tenant’s most recent audited financial statements have been certified by a firm of independent accountants, including such accountants’ opinion thereon, and such opinion is unqualified; and

(b)                                 Tenant has not failed to pay any monetary obligation to Buyer due under the Lease on the due date thereof during the 12-month period immediately preceding Buyer’s receipt of the Notice; and

(c)                                  Tenant is not in Breach of the Lease (as defined in the Lease); and

(d)                                 Tenant’s EBDA (as defined below) for the 12-month period as of the end of the quarter immediately preceding the Buyer’s receipt of the Notice is at least Two Hundred Thousand Dollars ($200,000).  “EBDA” means, with reference to any 12-month period, net income for such period plus all amounts deducted in arriving at such net income amount in respect of all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period.  EDBA shall not include any extraordinary, one time, nonrecurring income.

The Lease will be delivered by Tenant pursuant to the terms of that certain letter agreement between Seller and Buyer dated December 31, 2002 (the “LOI”), shall contain the terms set forth in the LOI, and shall be executed within five (5) business days of Buyer’s receipt of same.  Notwithstanding anything to the contrary contained in the LOI, the Lease shall provide that Tenant shall be entitled to a one-time tenant improvement allowance in the amount of Fifty Thousand Dollars ($50,000) for the costs relating to the tenant improvements (relating to the lobby, exterior painting, parking lot and landscape) to be performed by Buyer which shall be detailed by Buyer and furnished to Seller within sixty (60) days of the Closing.  In the event that Lease and the Letter of Credit are not executed within five (5) business days of the receipt thereof, Buyer may extend the period for execution; provided that the escrow deposit shall remain refundable pursuant to the terms of the Purchase Contract and this Addendum.

12.                                 Counterparts.  This Addendum may be executed in multiple counterparts, each of which shall be deemed in original, but all of which, together, shall constitute one and the same instrument.

13.                                 Partial Invalidity.  If any portion of the Agreement as applied to either party or to any circumstances shall be adjudged by a court to be void or unenforceable, and then such portion shall be deemed severed from the Agreement and shall in no way affect the validity or enforceability of the remaining of the Agreement.

14.                                 Governing Law.  This Addendum shall be governed by California law.

15.                                 Entire Agreement.  The Purchase Contract, this Addendum and the LOI set forth all of the promises, covenants, agreements, conditions and undertakings of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written.

16.                                 Amendment; Waiver.  To be effective, any amendment or waiver of the Agreement must be in writing and be signed by the party against whom enforcement of the same is sought.  Neither the failure of any party hereto to exercise any right, power or remedy provided under the Agreement where otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance.  The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first-above written.

SELLER:		BUYER:

MEDICAL CONTROL SERVICES, INC., a California corporation		SCP PARK MEADOWS, LLC, an Indiana limited liability company

BY:	/s/ Fred McGee	BY:	/s/ John B. Urbahns
NAME:	Fred McGee	NAME:	John B. Urbahns
TITLE:	CFO	TITLE:	MEMBER